Exhibit 10.5

# Mining Lease and Option to Purchase Agreement

This Mining Lease and Option to Purchase Agreement ("Agreement") is made and entered into by and between BRADLEY MINING CO., a California corporation ("Owner") and GOLD CREST MINES, INC., a Nevada corporation ("Gold Crest").

## Recitals

A. Owner owns nine patented mining claims situated in Valley County, Idaho more particularly described in Exhibit "A" attached to and by this reference incorporated in this Agreement (the "Property").

B. The parties desire for Owner to lease the Property to Gold Crest and for Owner to grant to Gold Crest the option to purchase the Property on the terms and conditions of this Agreement.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

**1. Definitions**. The following defined terms, wherever used in this Agreement, shall have the meanings describe below:

**1.1** "Closing Date" means the date on which Gold Crest's purchase of the Property is closed in accordance with Section 5.

**1.2** "Effective Date" means Mar. 31, 2008.

**1.3** "Governmental Regulations" means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office.

**1.4** "Lease Year" means the one (1) year period following the Effective Date.

**1.5** "Minerals" means all minerals and mineral materials, including gold, silver, platinum and platinum group metals, base metals (including antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials which are on, in or under the Property.

**1.6** "Option" means the Option granted by Owner to Gold Crest to purchase the Property.

**1.7** "Payments" means the payments payable by Gold Crest in accordance with Section 4.1.

**1.8** "Purchase Price" means the purchase price for the Property described in Section 4.

**2. Lease and Grant of Rights.** Owner leases the Property to Gold Crest and grants Gold Crest the rights and privileges described in this Section.

**2.1 Lease.** Owner leases the Property to Gold Crest for the purposes of exploration for Minerals; provided, however, that Gold Crest shall have no right to construct, develop or operate a mine on the Property without first having exercised and closed the Option.

**2.2 Water Rights.** Subject to the regulations of the State of Idaho concerning the appropriation and taking of water, Gold Crest shall have the right to appropriate and use water, to drill wells for water on the Property and to lay and maintain all necessary water lines as may be required by Gold Crest in its operations on the Property. If Gold Crest acquires or files any application for appropriation or a permit, it shall cause each such application and permit to be taken jointly in the names of Owner and Gold Crest. On termination of this Agreement, except on Gold Crest's exercise and closing of the Option, Gold Crest shall assign and convey to Owner all permits and water rights appurtenant to the Property which are acquired by Gold Crest during the term of this Agreement. If Gold Crest exercises and closes the Option, Owner shall assign and convey to Gold Crest all permits and water rights appurtenant to the Property.

**3. Term.** The term of this Agreement shall commence on the Effective Date and shall expire one (1) year after the Effective Date, unless this Agreement is sooner terminated, canceled or extended.

**4. Payments.**

**4.1 Payments.** Gold Crest shall make the following payments to Owner:

**4.1.1 Cash Payments:** On the dates described below, Gold Crest shall pay to Owner the sums ("Payments") described below:

**Date**
On-signing, a payment of $75,000
At the Closing, the Purchase Price of $225,000

**4.2 Method of Payment.** Except as otherwise provided in this Agreement, all payments by Gold Crest to Owner shall be paid by check or wire transfer to an account designated by Owner.

**4.3 Currency.** All sums referred to in this Agreement are in United States currency.

**5. Option.** Owner grants to Gold Crest the exclusive right to acquire a 100% interest in the Property. Gold Crest may exercise the Option at any time after the Effective date and during the term of this Agreement by giving Owner at least 30 days prior written notice of the exercise and by making the Payments listed in Subsection 4.1.1.

**5.1 Title Transfer.** The parties shall make diligent efforts to close the conveyance of the Property, within thirty (30) days Gold Crest's delivery of the notice of exercise to Owner.

**5.2 Real Property Transfer Taxes.** Gold Crest shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option.

**5.3 Proration of Taxes.** Payment of any and all state and local real property and personal property taxes levied on the Property and not otherwise provided for in this Agreement shall be prorated between the parties as of the closing of any transaction on the basis of a thirty (30) day month.

**5.4 Conveyance on Closing.** If Gold Crest exercises the Option, Owner shall execute and deliver to Gold Crest a warranty deed for the Property in the form of Exhibit "B" attached to and by this reference incorporated in this Agreement. Owner and Gold Crest shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of conveying title of the Property to Gold Crest.

**6. Compliance with Law.** Gold Crest shall, at Gold Crest's sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by Gold Crest, including but not limited to all exploration and development work performed by Gold Crest during the term of this Agreement. Gold Crest shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property for operations carried on by Gold Crest on the Property during the term of this Agreement. Owner agrees to cooperate with Gold Crest in Gold Crest's application for governmental licenses, permits and approvals, the costs of which shall be borne by Gold Crest.

**7. Gold Crest's Work Practices.** Gold Crest shall conduct its operations on the Property in a miner-like fashion.

**8. Liens and Notices of Non-Responsibility.** Gold Crest agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by Gold Crest, and to pay, and defend, indemnify and hold harmless Owner from and against, all indebtedness and liabilities incurred by or for Gold Crest that may or might become a lien, charge or encumbrance on the Property; except that Gold Crest need not discharge or release any such lien, charge or encumbrance so long as Gold Crest disputes or contests the lien, charge or encumbrance and posts a bond sufficient to discharge the lien acceptable to Owner.

**9. Taxes.**

**9.1 Real Property Taxes.** Owner shall pay any and all taxes assessed and due against the Property before execution of this Agreement. All taxes levied or assessed on the Property for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and Gold Crest except that neither Owner nor Gold Crest shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party.

**9.2 Personal Property Taxes.** Each party shall promptly when due pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

**9.3 Delivery of Tax Notices.** If Owner receives tax bills or claims which are Gold Crest's responsibility, Owner shall promptly forward them to Gold Crest for payment.

**10. Relationship of the Parties.**

**10.1 No Partnership.** This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

**10.2 Competition.** Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

**11. Title.** Owner represents and warrants (a) that it has good and marketable title to the Property and that the Property is free and clear of all claims, liens and encumbrances; (b) that it has the right, legal and otherwise, to convey the Property to Gold Crest in accordance with the terms of this Agreement.

**12. Covenants, Warranties and Representations.** Each of the parties covenants, warrants and represents for itself as follows:

**12.1 Compliance with Laws.** That it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

**12.2 No Pending Proceedings.** That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

**12.3 Costs.** That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

**12.4 Brokers.** That it has had no dealings with any agent, broker or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent's broker's or finder's fee is due in connection with this Agreement.

**12.5 Corporation Existence and Approvals.** That it is a corporation validly incorporated and existing in its state of incorporation and qualified to do business in the State of

Idaho, and that it has obtained all necessary corporate and shareholders' approvals and consents to enter into this Agreement and to perform its obligations hereunder.

13. **Termination by Gold Crest.** Gold Crest may at any time terminate this Agreement by giving written thirty (30) days advance notice to Owner. If Gold Crest terminates this Agreement, Gold Crest shall perform all obligations which accrue or become due before the termination date. On Gold Crest's termination of this Agreement, within ten (10) days after termination Gold Crest shall execute and deliver to Owner a release and termination of this Agreement in a form acceptable for recording.

14. **Surrender of Property.** On expiration or termination of this Agreement, Gold Crest shall surrender the Property promptly to Owner and at Gold Crest's sole cost shall remove from the Property all of Gold Crest's buildings, equipment and structures.

15. **Data.** Within thirty (30) days following termination of this Agreement, Gold Crest shall deliver to Owner copies of all data regarding the Property in Gold Crest's possession at the time of termination and, at Owner's request, Gold Crest shall deliver to Owner all drilling core samples and sample splits taken from the Property.

16. **Confidentiality.** The data and information, including the terms of this Agreement, coming into either party's possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of any party, or the parent or affiliates of any party, is listed. If a party negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

17. **Assignment.**

17.1 **Gold Crest's Assignment.** Except as expressly provided in this Agreement, Gold Crest shall not assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer (each a "Transfer") all or any part of its interest in this Agreement or the Property, without, in each case, Owner's prior written consent, which shall not be withheld unreasonably. Gold Crest may Transfer all or any part of its interest in this Agreement to a wholly-owned subsidiary, parent or to an affiliate wholly-owned directly or indirectly by Gold Crest or by an entity under common control with Gold Crest. Any Transfer of this Agreement which is prohibited under this Section shall be deemed void and shall constitute a material default under the terms of this Agreement.

17.2 **Owner's Assignment.** Subject to Gold Crest's rights under this Agreement, Owner shall have the right to assign and convey or sell all or any part of its interest in this Agreement or the Property. No change in ownership of Owner's interest in the Property shall

affect Gold Crest's obligations under this Agreement unless and until Owner delivers and Gold Crest receives copies of the documents which demonstrate the change in ownership of Owner's interest. No division of Owner's ownership as to all or any part of the Property shall enlarge Gold Crest's obligations or diminish Gold Crest's rights under this Agreement.

**18. Memorandum Agreement.** The parties shall execute and deliver at the closing a memorandum of this Agreement which may be recorded by Gold Crest. The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

**19. Notices.** Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other party in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

If to Owner:

Bradley Mining Co.
Attn: Frederick W. Bradley, President
1814 Springvale Lane
Lincoln, CA 95648
Fax____________________

If to Gold Crest :

Gold Crest Mines, Inc.
Attn: Thomas H. Parker, President and CEO
10807 E. Montgomery Ave., Suite #1
Spokane, WA 99206
Fax____________________

**20. Binding Effect of Obligations.** This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

**21. Entire Agreement.** The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

**22. Governing Law and Forum Selection.** This Agreement shall be construed and enforced in accordance with the laws of Idaho. Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in a state court of competent jurisdiction in the State of Idaho.

**23. Multiple Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

**24. Severability.** If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

**25. Time of Essence.** Time is of the essence in the performance of the parties' obligations under this Agreement.

The parties have executed this Agreement effective as of the Effective Date.

BRADLEY MINING CO.

By: Frederick W. Bradley
Frederick W. Bradley, President

GOLD CREST MINES, INC.

By: Thomas H. Parker
Thomas H. Parker, President and CEO

15193572.1

# EXHIBIT "A"

Nine Patented Mining Claim of Bradley Mining Company
in Valley County, Idaho

| Survey No. 3039, Patent No. 974550: | Book of Patents | Page | Date Recorded |
|---|---|---|---|
| Meadow Creek No. 1 | 3 | 73 | March 8, 1926 |
| Meadow Creek No. 2 | 3 | 73 | March 8, 1926 |
| Meadow Creek No. 3 | 3 | 73 | March 8, 1926 |
| Meadow Creek No. 4 | 3 | 73 | March 8, 1926 |
| Meadow Creek No. 5 | 3 | 73 | March 8, 1926 |

| Survey No. 3397, Patent No. 1120542: | Book of Patents | Page | Date Recorded |
|---|---|---|---|
| Monday No. 2 | 3 | 195 | February 14, 1946 |
| Monday No. 3 | 3 | 195 | February 14, 1946 |
| Monday No. 6 | 3 | 195 | February 14, 1946 |
| Meadow Creek No. 8 | 3 | 195 | February 14, 1946 |

# EXHIBIT "B"

# WARRANTY DEED

FOR VALUE RECEIVED, BRADLEY MINING CO., a California corporation, hereinafter referred to as the Grantor, hereby grants, bargains, sells and conveys unto GOLD CREST MINES, INC., a Nevada corporation, whose address is 10807 E. Montgomery Avenue, Suite 1, Spokane, WA 99201, hereinafter referred to as the Grantee, the following described premises situated in Valley County, State of Idaho, to-wit:

Nine Patented Mining Claims of Bradley Mining Co.
recorded in the Records of Valley County, Idaho

| Survey No. 3039, Patent No. 974550: | Book of Patents | Page | Date Recorded |
|---|---|---|---|
| Meadow Creek No. 1 | 3 | 73 | March 8, 1926 |
| Meadow Creek No. 2 | 3 | 73 | March 8, 1926 |
| Meadow Creek No. 3 | 3 | 73 | March 8, 1926 |
| Meadow Creek No. 4 | 3 | 73 | March 8, 1926 |
| Meadow Creek No. 5 | 3 | 73 | March 8, 1926 |
| **Survey No. 3397, Patent No. 1120542:** | **Book of Patents** | **Page** | **Date Recorded** |
| Monday No. 2 | 3 | 195 | February 14, 1946 |
| Monday No. 3 | 3 | 195 | February 14, 1946 |
| Monday No. 6 | 3 | 195 | February 14, 1946 |
| Meadow Creek No. 8 | 3 | 195 | February 14, 1946 |

SUBJECT TO easements, reservations and restrictions of record or apparent; royalties of record; and real property taxes and assessments for the year 2008 and thereafter.

TOGETHER with all and singular the tenements, hereditaments, and appurtenances thereunto belonging or in anyway appertaining, the reversion and reversions, remainder and remainders, rents, issues and profits thereof; and all estate, right, title and interest in and to the property, as well in law as in equity.

TO HAVE AND TO HOLD all and singular the property, together with the appurtenances, unto the Grantee, Grantee's successors and assigns forever.

AND Grantor shall and will warrant and by these presents forever defend the premises in the quiet and peaceable possession of Grantee, Grantee's successors and assigns against Grantor

and Grantor's successors and assigns and against all and every person and persons whomsoever lawfully claiming the same.

IN WITNESS WHEREOF, Grantor has hereunto executed this Warranty Deed the ______ day of __________, 200__.

BRADLEY MINING CO.

By______________________________
Fredrick W. Bradley, President

STATE OF _____________)
:ss
COUNTY OF____________)

On this ___ day of __________200__, before me, the undersigned Notary Public in and for said State, personally appeared FREDRICK W. BRADLEY, know or identified to be the President of the corporation that executed the foregoing instrument on behalf of said corporation and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year in this certificate first above written.

______________________________
Notary Public to State of______________
Residing at ________________________
My Commission Expires______________